Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated October 23, 2013 (June 25, 2014 as to Notes 3, 16, 17, and 29), relating to the consolidated financial statements of Monsanto Company and of our report dated October 23, 2013 relating to the effectiveness of Monsanto Company’s internal control over financial reporting, appearing in the Current Report on Form 8-K of Monsanto Company dated June 25, 2014, and to the reference to us under the heading “Experts”, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP
DELOITTE & TOUCHE LLP

St. Louis, Missouri

June 25, 2014